EXHIBIT 10.34

AMC ENTERTAINMENT HOLDINGS, INC.

ANNUAL INCENTIVE COMPENSATION PROGRAM

CONTINUING STRUCTURE

(As Amended & Restated by the Compensation Committee February 23, 2021)

AMC Entertainment Holdings, Inc. (along with all of its subsidiaries, the “Corporation”) shall have an Annual Incentive Compensation Program (“AIP”) structured as set forth below. The AIP shall automatically be continued for each of the Corporation’s fiscal years until terminated or revised by the Compensation Committee.

1.	Structure: Each participant shall have an incentive at target based upon a percentage of his or her base salary (the “Incentive at Target”). The Incentive at Target shall be allocated between (i) a component paid out based upon attainment of the Company Performance Target (defined below) during the applicable fiscal year (the “Company Component”) and (ii) a component paid out based on the participant’s achievement of individual Key Performance Metrics with supervisory discretion during the applicable fiscal year (the “Individual Component”).
2.	Participation:
a.	Named Executive Officers: The Corporation’s Named Executive Officers (as determined pursuant to SEC Rules), shall participate in the AIP at the following Incentive at Target levels and allocations:

Position	Target (% of Salary)	Mix Company/Individual
President & CEO	200%	100/0
EVP & Chief Financial Officer	100%	100/0
EVP, US Operations	70%	80/20
All Other Named Executive Officers	65%	80/20

b.	Other Employees: All other participants along with their Incentive at Target level and allocation shall be determined at the discretion of the CEO in consultation with the SVP Human Resources.
3.	Payout: Unless otherwise provided in a written agreement with the employee, an employee must remain employed on the last day of the applicable fiscal year to be eligible for any payout under the AIP and employees hired after the beginning of the applicable fiscal year shall have their payouts prorated. Payments for each fiscal year shall be made to employees during the 2-½ month period immediately following the close of such fiscal year. All payments shall be made in a manner that either complies with or is exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder and the AIP shall be administered and construed in conformity with such requirements.
a.	Company Component: The Company Component payout shall be determined based upon the attainment as certified by the Compensation Committee of the Company Performance Target.
i.	Company Performance Target: The Company Performance Target shall be the Adjusted EBITDA (as defined in the Corporation’s 10-K, but excluding cash distribution from non-consolidated subsidiaries and attributable EBITDA from minority equity investments) provided for in the Corporation’s annual financial performance plan for the applicable fiscal year as approved by the Board of Directors (the “Financial Plan”).

ii.	Payout Scale: The Company Component payout shall be on a scale as set forth on Appendix A attached hereto (payout for performance that falls between two stated levels shall be determined by linear interpolation).
b.	Individual Component: The Individual Component payout shall be determined as follows:
i.	Named Executive Officers: The payout shall be determined by the Compensation Committee in consultation with the CEO.
ii.	Other Participants: The payout shall be determined by each participant’s supervisor subject to parameters established by the CEO in consultation with the SVP Human Resources.

APPENDIX A

PAYOUT SCALE

% Attained (Actual vs Target)	Payout
80%	50%
81%	54%
82%	58%
83%	62%
84%	66%
85%	70%
86%	74%
87%	78%
88%	82%
89%	86%
90%	90%
91%	91%
92%	92%
93%	93%
94%	94%
95%	95%
96%	96%
97%	97%
98%	98%
99%	99%
100%	100%
101%	105%
102%	110%
103%	115%
104%	120%
105%	125%
106%	130%
107%	135%
108%	140%
109%	145%
110%	150%
111%	155%
112%	160%
113%	165%
114%	170%
115%	175%
116%	180%
117%	185%
118%	190%
119%	195%
120% (or higher)	200%

A-1